EXHIBIT 10.8
                             CORT FURNITURE RENTAL
                             SUPPLEMENTAL EXECUTIVE
                                 RETIREMENT PLAN







                      As Revised Effective January 1, 1993

                      Restated through the Second Amendment


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                             CORT FURNITURE RENTAL
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         This is the CORT FURNITURE RENTAL SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the "Plan") for certain key management employees (the "Participants") of Cort Furniture Rental Corporation ("Cort").

                                   Background

         The purpose of this Plan is to reward certain key management employees of Cort for long periods of service and to provide an additional incentive to those employees to continue to work for Cort until attainment of age 65 by providing a meaningful supplement to the retirement benefits those employees will receive from the Retirement Plan for Salaried and Sales Employees of
Mohasco Corporation (the "Mohasco Plan") and the Cort Furniture Rental Investment Savings and Profit Sharing Retirement Plan (the "401(k) Plan"). This Plan will provide both supplemental retirement benefits, and the incidental death benefits for Participants.

ARTICLE I. DEFINITIONS

         1.1. "Account" means for any Participant listed in Exhibit B the sum of the following:

          (a) the Participant's share of the gains or losses such Participant's Account actually incurred in the grantor trust maintained for the Plan under Internal Revenue Code Section 671 as of the most recent December 31, determined annually;

          (b) the Participant's share of the Annual Contribution to be credited to the Participant's Account as of January 1 of each calendar year; and

          (c)  the  Participant's   share  determined  each  January  1  of  any
     forfeitures from the prior year.

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A Participant's  share of Annual  Contributions and any forfeitures  suffered by any Participant listed in the same Part of Exhibit B as the Participant for such calendar year is equal to a fraction where the numerator is equal to such Participant's points and the denominator is equal to the total points for all Participants included in the same Part of Exhibit B as the Participant for each calendar year. A Participant will receive one point for every whole year of age and two points for every Year of Service as of such January 1 except that if such Participant is an Operating Group Vice President on such date then such Participant shall receive one and one-half points for every whole year of age and two points for every Year of Service as of such January 1. A Participant shall not share in the Annual Contribution in any year following the year he attains his Normal Retirement Date. In addition, a Participant who has terminated employment shall not receive a share of the Annual Contribution and forfeitures in any year following termination. The Trustees shall value the Account at least annually. The Corporation may request the Trustees to value the Account more frequently.

         1.2. "Accrued Benefit" means for any Participant listed in Exhibit A the targeted percentage (as indicated in Exhibit A) of the Participant's Final Average Compensation as of the date of the Participant's retirement or termination of employment multiplied by the ratio of the Participant's actual Years of Service as of the applicable event to the Participant's Years of Service projected to such Participant's Normal Retirement Date.

         1.3. "Annual Contribution" means for the Participants listed in Part I of Exhibit B an amount contributed by Cort annually equal to $15,000 multiplied by the number of Participants listed in Part I of Exhibit B who have not yet attained the Normal Retirement Date and who are employees of Cort as of January 1 of such year as well as any other amount that may be authorized by the Board of Directors for such year and for the Participants listed in Part II of Exhibit B an amount contributed by Cort annually equal to $20,000 multiplied by the number of Participants listed in Part II of Exhibit B who have not yet attained the Normal Retirement Date and who are employees of Cort as of January 1 of such year

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as well as any other amount that may be authorized by the Board of Directors for such year. Effective September 1, 1994, no additional Annual Contributions shall be made on behalf of any Participant listed under Part II of Exhibit B without specific authorization by the Board of Directors.

         1.4. "Cause" means the Corporation's right to terminate a Participant's employment with the Corporation upon the willful engaging by the Participant in gross misconduct materially or demonstrably injurious to the Corporation or upon the Participant's willful refusal to substantially perform the duties reasonably assigned to him. For purposes of this definition, no act, or failure to act, shall be considered "willful" unless done, or failed to be done, by the Participant not in good faith and without reasonable belief that such action or omission was in the best interest of the Corporation.

         1.5. "Compensation" includes (a) salary, (b) bonuses, (c) any pre-tax income deferrals made pursuant to the 401(k) Plan, the Mohasco Plan or any cafeteria plan, as defined in Internal Revenue Code Section 125, established by Cort, and (d) for the tax year ending December 31, 1989, compensation received by an employee or contributed at the employee's election to any 401(k) plan maintained by Mohasco Corporation prior to the sale of Cort.

         1.6 "Corporation" means Cort Furniture Rental Corporation.

         1.7 "Final Average Compensation" means the average of the Participant's Compensation over those 36 consecutive months out of the last 60 months of the Participant's employment that produce the highest average.

         1.8. "Participants" means those employees of Cort whose responsibilities and actions have a substantial impact on the success of Cort as a whole, that are part of a select group of management and highly compensated employees, and who are selected by the Board of Directors of Cort ("Boards) to participate in the Plan. The individuals listed on Exhibit A and Exhibit B, attached hereto, have been selected as Participants in the Plan.

         1.9. "Plan" means the Cort Furniture Rental Supplemental Executive Retirement Plan.

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         1.10.  "Plan  Administrator"  means  the  person or  committee  persons appointed by Cort who shall have the responsibility, discretion and authority to, among other things:

          (a) interpret, construe and implement the provisions of the Plan;

          (b) decide all questions concerning the Plan and the amount of benefits to which any Participant is entitled under the Plan;

          (c) adopt such regulations, rules, procedures and forms consistent with the Plan that are deemed necessary or desirable for the administration of the Plan, and

          (d) employ individuals and firms to provide legal and actuarial advice and counsel, as necessary, to assure that the provision of the Plan are properly interpreted and administered.


         The Plan Administrator shall be the President and Chief Executive Officer, Vice President of Human Resources and Risk Management and Chief Financial Officer..

         1.11 "Vested Account" means Account as defined in Paragraph 1.1 multiplied by a factor not to exceed 1.0. For a Participant listed in Part I of Exhibit B the Account is multiplied by .5 if the Participant's Years of Service as of the date of determination are less than 25 and such Participant has not attained age 65 and 1.0 if the Participant has either attained age 65 or earned 25 or more Years of Service. For a Participant listed under Part II of Exhibit B the Account is multiplied by 1.0 without regard to the Participant's Years of Service or Average Final Compensation.

         For any Participant who was a Participant on December 31, 1995 any amount determined under the preceding Paragraph shall not be less than the amount of such Participant's Account balance as of December 31, 1995 as adjusted for any net losses due to investment performance in the grantor trust maintained for the Plan.

         1.12. "Years of Service" means the Years of Service used to determine vesting service for vesting purposes under the 401(k) Plan.

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ARTICLE II. NORMAL RETIREMENT

         2.1.  Normal   Retirement  Date.  The  Normal  Retirement  Date  for  a
Participant who has not retired early pursuant to Article IV shall be the first day of the month coincident with or next following the date he attains age 65.

         2.2. Normal Retirement Benefit for Participants Listed in Exhibit A. The retirement benefit payable monthly beginning at the Normal Retirement Date of a Participant listed on Exhibit A shall be one-twelfth (1/12) of the Participant's Accrued Benefit, reduced by:

          (a) the annuity value of the total amount of contributions and accumulated earnings thereon, if any, made on behalf of such Participant by Cort pursuant to Section 3.04 of the 401(k) Plan that are allocated to that Participant's Account under such Plan. That annuity value is to be determined as of the date that the Participant's retirement benefit payments under the Plan are scheduled to commence, and shall be determined by Cort by use of the actuarial assumptions most recently issued by the Pension Benefit Guaranty Corporation ("PBGC"), and

          (b) the annuity benefit, on a single life basis only, if any, which is or would be payable to a Participant who has been a member of the Retirement Plan for Salaried and Sales Employees of Mohasco Corporation as if he had retired from the Mohasco Plan as of the date that his retirement benefit payments under the Plan are scheduled to commence.

         2.3 Normal Retirement Benefit for Participants Listed in Exhibit B. The Vested Account balance of a Participant listed in Exhibit B as of the last day of the month in which he attains age 65 except that for a Participant listed in
Part I of Exhibit B, such amount when converted to an annual life annuity shall not exceed whatever amount is necessary to provide for an annual life annuity for his life only, calculated using the actuarial assumptions specified in Paragraph 2.2(a), equal to 35% of Final Average Compensation for any Participant who is an Operating Group Vice President at such time or 25% of Final Average Compensation for any Participant who is a Staff Vice President at such time.

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         For any  Participant  who was a  Participant  on December  31, 1995 any
amount determined under the preceding Paragraph shall not be less than the amount of such Participant's Account balance as of December 31, 1995 as adjusted for any net losses due to investment performance in the grantor trust maintained for the Plan.

ARTICLE III. LATE RETIREMENT

         3.1. Late Retirement Date. The Late Retirement Date for a Participant who continues in the employ of Cort beyond his Normal Retirement Date shall be the first of the month next following the date the Participant's employment with Cort has terminated.

         3.2. Late Retirement Benefit for Participants Listed in Exhibit A. The retirement benefit payable monthly beginning at the Late Retirement Date of a Participant listed in Exhibit A shall be determined in accordance with Section
2.2 as if the Participant had retired as of his Normal Retirement Date.

         3.3. Late Retirement Benefit for Participants Listed in Exhibit B. The Vested Account balance of a Participant listed in Exhibit B as of the last day of the month in which his employment with Cort has terminated except that for a Participant listed in Part I of Exhibit B, such amount when converted to an annual life annuity shall not exceed whatever amount is necessary to provide for an annual life annuity, determined as if the Participant were age 65, for his life only, calculated using the actuarial assumptions specified in Paragraph 2.2(a), equal to 35% of Final Average Compensation for any Participant who is an Operating Group Vice President at such time or 25% of Final Average Compensation for any Participant who is a Staff Vice President at such time.

         For any Participant who was a Participant on December 31, 1995 any amount determined under the preceding Paragraph shall not be less than the amount of such Participant's Account balance as of December 31, 1995 as adjusted for any net losses due to investment performance in the grantor trust

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maintained for the Plan.

ARTICLE IV. EARLY RETIREMENT

         4.1. Early Retirement Date. The Early Retirement Date of a Participant who has attained age 60 shall be the first day of the month next following the date the Participant's employment with Cort is terminated. No Early Retirement Date prior to the date the Participant would attain age 60 may be established without the consent of the Board.

         4.2. Early Retirement Benefit for Participants Listed in Exhibit A. The retirement benefit payable monthly at the Early Retirement Date of a Participant listed on Exhibit A shall be the Accrued Benefit of such Participant determined as of the Participant's Early Retirement Date after the reduction described in clauses (a) and (b) of Paragraph 2.2; provided, however, if the Participant is under age 65 at the date that payment of retirement benefits commence, the Early Retirement Benefit shall be reduced by one fourth of one percent (.25%) for each complete month between the date that payment of retirement benefits commence and the date the Participant would attain age 65 up to a maximum reduction of fifteen percent (15%).

         4.3. Early Retirement Benefit for Participants Listed in Exhibit B. The benefit of a Participant listed in Exhibit B who has attained his Early Retirement Date shall be determined in accordance with subparagraph 6.2.3.

ARTICLE V. TERMINATION OF EMPLOYMENT AND DEATH IN ACTIVE SERVICE

         5.1. Eligibility for Retirement Benefit. A Participant whose employment with Cort terminates for any reason other than Termination for Cause under
Article VIII after completing five (5) Years of Service shall be entitled to receive a retirement benefit.

               5.1.1. The benefit of a Participant listed in Exhibit A shall be equal to his then Accrued

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          Benefit  less  the  reduction  described  in   clauses (a) and (b)  of
          Paragraph 2.2 under the Plan payable, at the Participant's election, at his Normal or Early Retirement Date, if he is then living. If such a Participant elects a benefit payable at this Early Retirement Date, the benefit will be reduced as provided in Paragraph 4.2.

               5.1.2. The benefit of a Participant listed in Exhibit B shall be equal to the benefit determined under Paragraph 2.3 as of the last day of the month that is eighteen (18) months from the date his termination of employment occurred.

         5.2. Eligibility for Death Benefit. In the case of a Participant who has five (5) Years of Service and dies before benefits commence, the Beneficiary of such Participant shall be entitled to receive a benefit.

               5.2.1. Such benefit for a Participant listed in Exhibit A shall be equal to the amount of benefit payable to a spouse under subparagraph 6.1.2. determined at the date of the death of the Participant and be payable at what would have been the Normal Retirement Date of the Participant. If the Participant died on or after age 60, the Beneficiary may elect to begin receiving benefits immediately or if the Participant had not yet attained age 60 at the time of his death the Beneficiary may elect to begin .. receiving benefits at any time following the date the Participant would have reached age 60 but in either event the amount of the benefit payable monthly will be reduced by one fourth of one percent (.25%) for each complete month between the date the payment of benefits commence and the date the Participant would have attained age 65 up to a maximum reduction of fifteen percent (15%).

               5.2.2 The benefit of a Participant listed in Exhibit B shall be equal to the benefit determined under Paragraph 2.3 as of the last day of the month in which his death occurred except that for purposes of calculating his Vested Account balance under Paragraph 1.1 the factor shall equal 1.0.

         5.3.    Termination    Without   Cause   or   Substantial    Reduction.
Notwithstanding anything under Section 5.1 to the contrary, a Participant whose employment with Cort is terminated without Cause or

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who  has  a  substantial   reduction  in  duties  and   responsibilities  or  in
Compensation,  will be entitled to receive a  retirement  benefit.

               5.3.1. Such benefit for a Participant listed in Exhibit A shall be equal to his then Accrued Benefit under the Plan payable at his Normal or Early Retirement Date, if he is then living, whether or not he meets the five (5) Years of Service eligibility requirement of Paragraph 5.1. If such a Participant elects a benefit payable at his Early Retirement Date, the benefit will be reduced as provided in
          Section 4.2.

               5.3.2. Such benefit for a Participant listed in Exhibit B shall be equal to the benefit determined under Paragraph 2.3 as of the last day of the month in which the applicable event occurs, whether or not he meets the five (5) Years of Service eligibility requirement of Paragraph 5.1 except that for purposes of calculating his Vested Account balance under Paragraph 1.11 the factor shall equal 1.0. The benefit is payable as soon as practicable thereafter.

         5.4. Severance Payment. In addition to the payment of his Accrued Benefit or Account balance pursuant to Section 5.3, such Participant shall be entitled to an immediate lump sum payment as follows: (i) a Participant who was a Cort employee on or before January 1, 1989 shall receive an amount equal to the amount of Compensation he receives during the final twelve (12) months prior to the date of his termination or substantial reduction, (2) a Participant who became a Cort employee after January 1, 1989 shall receive an amount equal to the amount of Compensation he receives during the final six (6) months prior to the date of his termination or substantial reduction, except that in the case of the CEO such amount shall equal twice the otherwise applicable amount of such Compensation, and any Participant's payment shall be reduced by the amount of any Cort paid severance payments to which such Participant is entitled under any employment agreement or any severance benefit plan or program sponsored by Cort or otherwise.

         5.5  Eligibility for Long Term  Disability.  A Participant who has five
(5) Years of Service

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and becomes  eligible for  benefits  under the Cort  Furniture  Rental Long Term
Disability Plan and actually and regularly receives benefits under the Cort Furniture Rental Long Term Disability Plan until such Participant would have otherwise been eligible to receive benefits under Paragraph 5.1 of this Plan shall be entitled to receive a benefit. The benefit is then payable under Paragraph 5.1, or Paragraph 5.2, as applicable.

               5.5.1 Such benefit for a Participant listed in Exhibit A shall be equal to the amount of benefit as determined under Subparagraph 5.1.1 except that the Final Average Compensation of such Participant shall be determined as of the last day of the month immediately preceding the first month such Participant became eligible to receive benefits under the Cort Furniture Rental Long Term Disability Plan and he will continue to be credited with Years of Service as long as he is eligible for and actually and regularly receiving benefits under the Cort Furniture Rental Long Term Disability Plan regardless of whether such Years of Service would have been credited to him under the Cort Furniture Rental Investment Savings and Profit Sharing Retirement Plan.

               5.5.2 The benefit of a Participant listed in Exhibit B shall be equal to the benefit determined under Paragraph 2.3 as of the last day of the month immediately preceding the first month in which such Participant becomes eligible for benefits under the Cort Furniture Rental Long Term Disability Plan except that for purposes of calculating his Vested Account balance under Paragraph 1.11 the factor shall equal 1.0 and the Vested Account of such Participant will continue to share in the gains or losses such Participant's Vested Account actually incurred in the grantor trust maintained for the Plan under Internal Revenue Code Section 671 as of the last day of the month immediately preceding any subsequent payment.

ARTICLE VI. FORM OF BENEFIT PAYMENTS.

         6.1. Form of Benefit Payments for Participants listed in Exhibit A.


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               6.1.1.  Normal Form. The normal form of benefit for  Participants listed in Exhibit A under this Plan will be an annuity for the Participant's life with no further benefits payable following the Participant's death.

               6.1.2. Alternate Forms. A Participant listed in Exhibit A will be able to elect a form of retirement benefit from among the following methods of payment:

                    (a) A reduced  annuity for the  Participant's  life with the provision that if the Participant dies before receiving 180 payments, payments in the same amount as those being received by the Participant will continue to be made to the Participant's Designated Beneficiary(ies) as determined according to Article IX until the total number of payments to the Participant and the Designated Beneficiary(ies) is 180; or

                    (b) A reduced annuity for the life of the  Participant  with the provision that an amount equal to 50% of the amount payable to the Participant will be paid to the Participant's surviving spouse, if any, for so long as that spouse survives the Participant.

The actuarial methods and assumptions used to convert the normal form of benefit into either of the alternative forms of benefit payment will be based upon the UP-1984 Table assuming an interest rate of seven percent (7%) per year.

         6.2 Form of Benefit Payments for Participants Listed in Exhibit B.

               6.2.1. Termination at Normal Retirement Date. A Participant who terminates employment during the month immediately preceding his Normal Retirement Date will receive his Normal Retirement Benefit in a lump sum as soon as practicable following his termination of employment.

               6.2.2. Termination at Late Retirement Date. A Participant who terminates employment following his Normal Retirement Date shall receive his Late Retirement Benefit in a lump sum as soon as practicable following his termination of employment.

               6.2.3. Termination at Early Retirement Date and Before Normal Retirement Date. The

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          benefit of a Participant  who has attained his Early  Retirement  Date but not his Normal Retirement Date shall first be determined under Paragraph 2.3 and then 6% of such amount shall be distributed to him as soon as practicable following his Early Retirement Date. The remaining balance in the Vested Account will continue to share in the gains or losses such Participant's Vested Account actually incurred in the grantor trust maintained for the Plan under Internal Revenue Code
          Section 671 as of the last day of the month immediately preceding any subsequent payment. Twelve (12) months following his Early Retirement Date he shall again receive a payment equal to 6% of such amount. The balance shall be paid to him in a lump sum eighteen (18) months from his termination of employment.


               6.2.4. Termination Before Early Retirement Date. A Participant whose employment terminates under Paragraph 5.1 will receive a lump sum payment as soon as practicable following the month that is 18 months from the date in which termination occurred.

ARTICLE VII. NON-COMPETITION

         7.1. Period of Non-Competition. By receiving benefits under this Plan, the Participant agrees to refrain for a period of eighteen (18) months from the date his employment with Cort terminates, unless he is terminated without Cause or has a substantial reduction in duties and responsibilities or Compensation, from engaging as a principal, employee, partner or stockholder in any business engaged in by Cort, excluding stock ownership not exceeding five percent (5%) of the issued and outstanding capital stock of any corporation engages in such activity.

ARTICLE VIII. FORFEITURE OF BENEFITS

         8.1. Termination for Cause. The Accrued Benefit or Account balance under the Plan shall be forfeited in the event of prohibited conduct on the part of the Participant, as defined in any employment agreement in effect between Cort and the Participant at the time of the alleged violation.

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The Participant will be provided with notice of an alleged violation and with an opportunity to correct any alleged  prohibited  conduct prior to any forfeiture.


         8.2. Competition. A Participant who violated the Non-Competition provision of Article VII after terminating his employment with Cort, shall forfeit all remaining rights to any benefits under the Plan.

ARTICLE IX. DESIGNATED BENEFICIARY(IES)

         9.1. Procedure for Designation of Beneficiary. Each Participant shall designate in writing to the Plan Administrator a Beneficiary(ies) who may be the Participant's spouse or children, including adopted children to receive any Death Benefit payable under Article VI. Any Beneficiary designation may be revoked or modified at any time by such Participant. Notwithstanding Article VI, no death benefit shall be payable with respect to a Participant who is not survived by a validly designated Beneficiary(ies), nor shall any death benefit be payable following the death of the last of the Participant's designated Beneficiaries.

ARTICLE X. FUNDING

         10.1 Irrevocable Grantor Trust. Cort has established an irrevocable grantor trust within the meaning of Section 671 of the Internal Revenue Code of 1986, as amended, entitled "Agreement for Irrevocable Trust Under Cort Furniture Rental Supplemental Executive Retirement Plan" ("Trust") to assist in payment of its obligations under this Plan. That Trust will receive such periodic infusions of capital as may be determined by Cort based on the actuarial equivalent computed lump-sum value of the Accrued Benefit, as defined in Paragraph 1.2. In addition, each year the Trust will receive an Annual Contribution as defined in Paragraph 1.3. The assets in the Trust shall remain part of the general assets of Cort, and no person, including a Participant, claiming benefits under this Plan will have any right,

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title,  or interest in such Trust.  The creation of the Trust does not cause the
Plan to be other than "unfunded" four purposes of Title I of the Employee Retirement Income Security Act of 1974.

ARTICLE XI. PARTICIPANT AS GENERAL CREDITOR

         11.1. Benefits Unsecured. The rights of any Participant to benefits under the Plan or Trust prior to actual receipt of such benefits shall be limited to those of a general unsecured creditor of Cort.

ARTICLE XII. MISCELLANEOUS

         12.1 Withholding of Taxes. The rights of a Participant to payments under this Plan shall be subject to Cort's obligations to withhold from such payments any income or owner tax on such payments.

         12.2. Alienation or Assignment of Benefits. The benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge or seizure. Any attempted alienation or assignment of benefits hereunder shall be void and of no force or effect.

         12.3. No Implied Rights. Nothing in this Plan shall be deemed to:

                    (a) give to any employee of Cort, including a Participant in this Plan, the right to be retained in the employ of Cort or to interfere with the right of Cort to dismiss any employee of Cort at any time, or

                    (b) give to any  Participant or beneficiary any right to any payment or benefits except as specifically provided for in the Plan.

         12.4 Amendment and Termination. The Plan may be amended or terminated by the Board at any time. No amendment or termination shall serve to reduce the benefits accrued pursuant to Article VI above by any Participant up to the date of such action.

         12.5 Governing Law. This Plan shall be construed in accordance with and governed by

Virginia law.

         12.6 Construction. Wherever applicable, the masculine pronoun shall mean or include the feminine pronoun, and words used in the singular shall include the plural, and vice versa.

         12.7. Effective Date. This Plan as revised shall take effect as of January 1, 1996.

                                   EXHIBIT A


                                                     Targeted Percentage
                                   Date of             of Final Average
Name of Participant             Participation            Compensation
-------------------             -------------            ------------

1. Robert O'Malley                 12/4/89                   55

2. Paul N. Arnold                  12/4/89                   55

3. Allen B. Shuttleworth           12/4/89                   50

4. Steven D. Jobes                 12/4/89                   50

5. Lloyd Lenson                    12/4/89                   50

                                   EXHIBIT B


                                     Part I

                                Date of
Name of Participant          Participation        Job Classification
-------------------          -------------        ------------------

a. Edward J. Beer               1/1/93            Staff Vice President

b. Warren Hemm                  1/1/93            Operating Group Vice President

c. Frank Martini                1/1/95            Operating Group Vice President

d. Anthony Bellerdine           1/1/95            Operating Group Vice President

e. Frances Ziemniak             1/1/96            Operating Group Vice President

f. Michael Connors              1/1/96            Staff Vice President




                                    Part II

                                Date of
Name of Participant          Participation        Job Classification
-------------------          -------------        ------------------

a. Charles M. Egan             12/21/93           Not Applicable